PROPOSAL PROVIDED TO: United Security Bank Dennis Woods 2126 Inyo Street Fresno, CA 93721 PROPOSAL PROVIDED BY: Mahmood, LLC www.mahmood.one Nabeel Mahmood nm@mahmood.one

USB OCIO V2.0
June 29, 2022
United Security Bank – Information Technology Outsourced Chief Information Officer

This response includes data that will not be disclosed outside, the recipient / evaluator / organization and will not be duplicated, used, or disclosed – in whole or in part – for any purpose other than to evaluate this response. If, however, a contract is awarded to this offeror as a result of – or in connection with – the submission of this data, the recipient / evaluator / organization will have the right to duplicate, use, or disclose the data to the extent provided in the resulting contract. This restriction does not limit, the recipient / evaluator / organization’s right to use information contained in this data if it is obtained from another source without restriction. The data subject to this restriction are contained in sheets All.
DM3\8851149.3

USB OCIO Proposal
2126 Inyo Street, Fresno, CA 93721

Mahmood, LLC mahmood.one	Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal. 06292022.M2	June 29, 2022 Page 2
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USB OCIO Proposal
2126 Inyo Street, Fresno, CA 93721
1EXECUTIVE SUMMARY
Mahmood, LLC will provide Chief Information and Technology officer resource and service to help augment the resource and technology gap at United Security Bank (USB).
At Mahmood, we consider outsourced CIO services to be a robust and strategic effort that pairs perfectly with other managed IT services like network performance, IT risk management, cloud services, and tech support. Our virtual CIOs' most significant concern is ensuring that your business operates in the most secure, productive, and effective IT environment.
Our CIO will provide you with expert guidance for implementing the appropriate technology. This ongoing advisory service will give your businesses a competitive edge by implementing a viable IT and digital transformation strategy, integrating it with your overall business strategy, and avoiding potential risks.
2STATEMENT OF WORK
2.1Location
Hybrid – Engagement will require Mahmood, LLC to be at USB HQ, other USB locations periodically and accessible remotely. USB: 2126 Inyo Street, Fresno, CA 93721
2.2Scope of Work
Using a three-step approach consisting of listen, design and create, Mahmood, LLC will deliver the following:
•Review existing org and recommend changes including and not limited to the role of IT moving forward – recommend the immediate short-term actions to stabilize IT
•Assess the department readiness for core operations with immediate actions towards backfilling open positions i.e., employees and contractors
oAccess existing staff: (below IT Manager)
oReporting structure of CIO
•Determine what will make the biggest impact in the short term
oAssess existing projects in-flight and planned
oAssess existing process and recommend adjustments
•Assist management with the search for CIO – add language i.e. make recommendations to the CEO and board

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USB OCIO Proposal
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3PROJECT TIMING
The letter of engagement is intended to provide you with an outline of the scope of work and our estimates of the effort to achieve technology control, evaluate human capital and assist with initiating the recruitment process. The recruitment process is best effort, and the timeline based on the contract heretofore to hire a CIO that fits the business is not guaranteed. As you would expect, we will provide flexible arrangements as we understand your needs will likely change over time. Hence, the engagement might initially require Mahmood, LLC to be on-site in Fresno, CA, and or available for at least six business days per month, i.e., in-person or remote. The goal heretofore is to stabilize functions and, over time, reduce the billable engagement days.
4FEES
USB will be charged fees for recurring OCIO services, which will be capped at $200,000 with respect to each fiscal year of USB (the “Cap”). The Cap shall be subject to any amendments made pursuant to the terms of this Contract.
Subject to the Cap, our fees will be billed approximately at $30,000/month depending on the number of engagement dates worked in person or remotely, beginning July 2022 through December 2022. All invoices are due and payable upon receipt. In addition to consulting fees, Travel and or any other business-related expenses will be billed separately as actuals.
Our ability to provide services in accordance with our estimated fees depends on the quality, timeliness and accuracy of the the company’s records and support by all business units and the leadership team. To assist you in this process, we will provide you with a Task Preparation Schedule that identifies the key work you will need to perform in with requested delivery date of those items. We will also need your staff to be readily available during the engagement to respond in a timely manner to our requests. Lack of preparation, poor records, and/or untimely assistance will result in an increase of our fees.

OCIO Fee
Daily Billable Rate	$ 5,000.00
Travel Rate – billed at half day	$ 2,500.00

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USB OCIO Proposal
2126 Inyo Street, Fresno, CA 93721
5TERMS AND CONDITIONS
The following terms and conditions apply.
•Payment Terms:
Due on Receipt
•All payments shall be made to:
Mahmood, LLC
•Waiver of Consequential Damages; No Personal Liability; No Third-Party Beneficiaries. No partner, member, manager, director, officer, shareholder, employee, representative or agent of Mahmood, LLC shall have any individual liability to USB. Each party waives consequential damages for claims, disputes or other matters in question arising out of or relating to this agreement.
•Mahmood, LLC will provide the services to USB under this Agreement as an independent contractor and not as USB’s partner, agent, employee, or joint venturer under this Agreement. Neither Mahmood, LLC nor USB will have any right, power or authority to bind the other party.
•This engagement letter agreement (the “Agreement”) reflects the entire agreement between the parties relating to the services (or any reports, deliverables, or other work product) covered by this Agreement. The engagement letter and any attachments (including without limitation the Engagement Terms) are to be construed as a single document, with the provisions of each section applicable throughout. This Agreement may not be amended or varied except by a written document signed by each party. It replaces and supersedes any other proposals, correspondence, agreements, and understandings, whether written or oral, relating to the services covered by this letter, and each party agrees that in entering this Agreement, it has not relied on any oral or written representations, statements or other information not contained in or incorporated into this Agreement. Any non-disclosure or other confidentiality agreement is replaced and superseded by this Agreement. Each party shall remain obligated to the other party under all provisions of this Agreement that expressly or by their nature extend beyond and survive the expiration or termination of this Agreement. If any provision (in whole or in part) of this Agreement is found unenforceable or invalid, this will not affect the remainder of the provision or any other provisions in this Agreement, all of which will continue in effect as if the stricken portion had not been included. This Agreement may be executed in two or more actual, scanned, emailed, or electronically copied counterparts, each and all of which together are one and the same instrument. Accurate transmitted copies (transmitted copies are reproduced documents that are sent via mail, delivery, scanning, email, photocopy, facsimile or other process) of the executed Agreement or signature pages only (whether handwritten or electronic signature), will be considered and accepted by each party as documents equivalent to original documents and will be deemed valid, binding and enforceable by and against all

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USB OCIO Proposal
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parties. This Agreement must be construed, governed, and interpreted under the laws of the State of California, without regard for choice of law principles. Mahmood, LLC shall be liable to USB for any damages, losses, claims, costs or expenses arising from any acts of gross negligence, willful misconduct or breach of this Agreement by Mahmood, LLC, and Mahmood, LLC shall indemnify and hold USB harmless with respect to any such damages, losses, claims, costs or expenses. USB shall be liable to Mahmood, LLC for any damages, losses, claims, costs or expenses arising from any acts of gross negligence, willful misconduct or breach of this Agreement by USB, and USB shall indemnify and hold Mahmood, LLC harmless with respect to any such damages, losses, claims, costs or expenses. This Agreement shall have an initial term of one year from the date of this Agreement, and may be extended for additional terms by Agreement in writing signed by each of the parties hereto. This Agreement may be terminated by either party hereto for cause, including breach of this Agreement by the other party, at any time, and may be terminated by either party hereto without cause upon sixty (60) days’ prior written notice to the other party hereto.
6CONFIDENTIALITY
Each party hereto (as applicable, the “Beneficiary Party”) has developed, uses and maintains trade secrets and other confidential and proprietary information, including, without limitation, customer lists, operations, services, products, research, inventions, invention facilities, methods, systems, trade secrets, copyrights, software, source code, object code, patent applications, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs, or profits associated with any products or services), business plans, strategies, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential or proprietary information, and any other information not generally known outside of the Beneficiary Party that may be of value to the Beneficiary Party (the “Confidential Information”). It is understood that for purposes of this Agreement, “Confidential Information” does not include information that (i) is in the public domain at the time of the other party’s (as applicable, the “Receiving Party”) receipt thereof, (ii) otherwise becomes public other than as a result of the Receiving Party’s breach of the Receiving Party’s obligations hereunder, (iii) is rightfully received from a third party without any obligation of confidentiality to the Beneficiary Party, or (iv) is independently developed by the Receiving Party.
Each party hereto acknowledges and agrees that during the term of this Agreement, each Receiving Party will (in the case of Mahmood, LLC) or may (in the case of USB) have direct access to and knowledge of the Confidential Information of the Beneficiary Party. Each party hereto, as the Receiving Party, covenants and agrees that all Confidential Information of the Beneficiary Party is and shall remain the sole property of the Beneficiary Party and that the Receiving Party will hold in strictest confidence, and will not without the prior written consent of the Beneficiary Party (except as required in the course of the provision of services

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contemplated hereby) disclose to any business, firm, entity or person, either directly or indirectly, any of the Confidential Information of the Beneficiary Party. Each party, as the Receiving Party, further agrees that it will return all Confidential Information of the Beneficiary Party (regardless of how it is maintained) and any copies thereof to the Beneficiary Party within three days of the request from the Beneficiary Party to do so. The terms of this Paragraph 6 are in addition to, and not in lieu of any legal or other contractual obligations that each Receiving Party may have relating to the protection of the Confidential Information of the Beneficiary Party. The terms of this Paragraph 6 shall survive indefinitely the termination of this Agreement. Each Receiving Party shall indemnify the Beneficiary Party for any breach by the Receiving Party of this Paragraph 6.
7ACCEPTANCE AND AUTHORIZATION
This Agreement, and the document(s) incorporated by reference herein, constitute the entire agreement of the parties with respect to the subject matter hereof, and expressly supersedes any prior understandings and representations. This Agreement may not be amended or modified except in writing signed by both parties.

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Mahmood, LLC mahmood.one	Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal. 06292022.M2	June 29, 2022 Page 7
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USB OCIO Proposal
2126 Inyo Street, Fresno, CA 93721

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

United Security Bank	Mahmood, LLC
/s/ Dennis Woods	/s/ Nabeel Mahmood
Signature:	Signature:
Dennis Woods	Nabeel Mahmood
Name:	Name:
Chairman, President, and CEO	CEO
Title:	Title:

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